Senesco Announces Expansion of Phase 1b/2a Study to Include Diffuse Large B-Cell Lymphoma and Mantle Cell Lymphoma

First DLBCL Patient Dosed in Study

BRIDGEWATER, N.J. (November 7th, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE MKT: SNT) reported today that the clinical trial of SNS01-T has been expanded to include diffuse large B-cell lymphoma (DLBCL) and mantle cell lymphoma (MCL). The first patient with DLBCL was enrolled in cohort 2 and received the first dose last week.

"We are very pleased to have expanded the study to include DLBCL and MCL, which like multiple myeloma, are B-cell cancers that SNS01-T was designed to treat. We submitted a protocol amendment to the FDA in August in order to open the study to patients suffering from these non-Hodgkin’s B-cell lymphomas," stated Leslie J. Browne, Ph.D., President and CEO of Senesco. "The ability to include other hematological cancers broadens our results and may accelerate patient enrollment at the three clinical sites where SNS01-T is being investigated. This should keep us on track to disclose results of cohort 2 around the end of 2012."

Senesco previously reported that two of three patients, who completed dosing with SNS01-T in cohort 1 had not progressed on treatment, based on criteria including the monoclonal protein, and were considered stable at week 3 and week 6, the end of the dosing regimen.

The trial is an open-label, multiple-dose, dose-escalation study, which is evaluating the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, DLBCL and MCL patients. Patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of multiple myeloma patients received 0.0125 mg/kg, approximately 1 mg per patient, by intravenous infusion. The second group is now receiving 0.05 mg/kg and the planned dose levels for the third and fourth groups are 0.2 and 0.375 mg/kg, respectively. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, and the Mary Babb Randolph Cancer Center in Morgantown, WV. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Mantle Cell Lymphoma

Mantle cell lymphoma (MCL) is a form of non-Hodgkin’s lymphoma (NHL), constituting roughly 6 percent of all NHL cases in the United States with a prevalence of approximately 30,000 cases. It is considered an aggressive form of B-cell lymphoma.

About Diffuse Large B-cell Lymphoma

Diffuse large B-cell lymphoma (DLBCL) is a fast growing form that is the commonest of non-Hodgkin’s lymphoma (NHL) accounting for 30 percent of new cases every year. There are approximately 120,000 cases of DLBCL in the US.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic translation initiation factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
Leslie J. Browne, Ph.D.
President & CEO	info@senesco.com